Exhibit 12

Ratio of Earnings to Combined Fixed Charges and Preference Dividends

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                                                                       2000             1999          1998
                                                                  ------------       ----------      ------------

Interest expense                                                   $  4,216,160    $  1,749,225    $  1,504,334
Minority interest in income of subsidiary                            10,074,463       5,602,264       1,563,999
Recurring fees related to TOPs program                                2,197,557       1,416,756         454,919
Amortized capitalized costs related to indebtedness                     478,951         345,282         158,572
Preference security dividend requirements of consolidated
  subsidiaries                                                        8,593,956       3,014,375               -
                                                                   ------------    ------------    ------------

  Total fixed charges                                              $ 25,561,087    $ 12,127,902    $  3,681,824
                                                                   ============    ============    ============


Net income before minority interest                                $ 48,759,475    $ 31,798,457    $ 23,589,871
Add:  Total fixed charges                                            25,561,087      12,127,902       3,681,824
Less:  Preference security dividend requirements of consolidated
  subsidiaries                                                       (8,593,956)     (3,014,375)              -
                                                                   ------------    ------------    ------------
Earnings                                                           $ 65,726,606    $ 40,911,984    $ 27,271,695
                                                                   ============    ============    ============

Ratio of Earnings to Combined Fixed Charges and
  Preference Dividends                                                      3:1             3:1             7:1

For the purposes of computing the ratio of earnings to fixed charges and preference dividends, earnings were calculated using income before minority interest adding back total fixed charges less preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expense, minority interest in income of subsidiary, recurring fees and amortization of capitalized costs related to indebtedness and preference security dividend requirements of consolidated subsidiaries. There were no periods in which earnings were insufficient to cover combined fixed charges and preference dividends.
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